Exhibit 12.1

Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

For the
nine month period ended
September 30, 2007
Including Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(216,244)
Plus:
Fixed Charges (excluding capitalized interest)	335,018

Total Earnings	$118,774

Fixed Charges:
Interest expensed and capitalized	$332,562
Amortized premiums, discounts, and capitalized expenses related to indebtedness	562
An estimate of the interest component within rental expense	1,894

Total Fixed Charges	$335,018

Ratio of Earnings to Fixed Charges	(A )

Excluding Interest on Deposits

Earnings:
Pre-tax loss from continuing operations	$(216,244)
Plus:
Fixed Charges (excluding capitalized interest)	208,978

Total Earnings	$(7,266)

Fixed Charges:
Interest expensed and capitalized	$206,522
Amortized premiums, discounts, and capitalized expenses related to indebtedness	562
An estimate of the interest component within rental expense	1,894

Total Fixed Charges	$208,978

Ratio of Earnings to Fixed Charges	(A )